Exhibit 4.3

EXECUTION VERSION

SECOND SUPPLEMENTAL INDENTURE

This Second Supplemental Indenture (this “Supplemental Indenture”) is entered into as of June 5, 2013 by and among Truven Health Analytics Inc. (formerly known as Thomson Reuters (Healthcare) Inc.), a Delaware corporation (the “Issuer”) (as successor in interest to Wolverine Healthcare Analytics, Inc. (“Wolverine”)), as Issuer, Truven Holding Corp. (formerly known as VCPH Holding Corp.), a Delaware corporation and parent of the Issuer (the “Guarantor”), as Guarantor, and The Bank of New York Mellon Trust Company, N.A. (the “Trustee”), as Trustee, under the Indenture referred to below.

W I T N E S S E T H:

WHEREAS, Wolverine, the Guarantor, and the Trustee entered into that certain indenture dated as of June 6, 2012 (as supplemented by the First Supplemental Indenture referred to below, the “Indenture”) and Wolverine issued pursuant to the Indenture an aggregate principal amount of $327.15 million of 10.625% Senior Notes due 2020 (the “Notes”);

WHEREAS, Wolverine, the Issuer, and the Trustee executed that certain Indenture Supplement for Joinder of Thomson Reuters (Healthcare) Inc., dated as of June 6, 2012, (the “First Supplemental Indenture”), whereby the Issuer became a party to the Indenture as successor in interest to Wolverine and assumed all of the rights, obligations and agreements of Wolverine under the Indenture as if originally named as the “Issuer” therein;

WHEREAS, each of the Issuer and the Guarantor have been authorized by or pursuant to a Board Resolution (or equivalent authorization) to enter into this Supplemental Indenture;

WHEREAS, pursuant to Section 9.1(6) of the Indenture, the Issuer, the Guarantor, and the Trustee are authorized to execute and deliver this Supplemental Indenture without the consent of any Holder of the Notes;

WHEREAS, the Trustee has received all the documents described in Sections 7.2(b), 9.6 and 12.4 of the Indenture required to enter into this Supplemental Indenture; and

WHEREAS, all acts, conditions, proceedings and requirements necessary to make this Supplemental Indenture a valid, binding and legal agreement enforceable in accordance with its terms for the purposes expressed herein, in accordance with its terms, have been duly done and performed.

NOW, THEREFORE, in consideration of the foregoing premises and the covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Issuer, the Guarantor, and the Trustee hereby mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

ARTICLE I

DEFINITIONS

SECTION 1.1 Capitalized terms used in this Supplemental Indenture and not otherwise defined herein shall have the meanings assigned to such terms in the Indenture.

ARTICLE II

AMENDMENT TO INDENTURE

The Indenture is hereby amended effective as of the date hereof in accordance with this Article III. Except as so amended, the Indenture shall continue in full force and effect.

SECTION 2.1 Section 10.2(d)(1)(B) of the Indenture is hereby amended as of the date hereof to read as follows:

“(B) in the case of a Subsidiary Guarantor, the release or discharge of the guarantee by such Subsidiary Guarantor of the Senior Credit Facility or the guarantee which resulted in the creation of such Subsidiary Guarantee, except a discharge or release by or as a result of payment under such guarantee;”.

ARTICLE III

MISCELLANEOUS

SECTION 3.1 Parties. Nothing expressed, mentioned or implied herein is intended or shall be construed to give any Person, firm or corporation, other than the parties hereto, any benefit or any legal or equitable right, remedy or claim under or in respect of this Supplemental Indenture or the Indenture or any provision herein or therein contained.

SECTION 3.2 Effectiveness. This Supplemental Indenture shall become effective as of the date hereof.

SECTION 3.3 Governing Law. This Supplemental Indenture, the Indenture, the Notes and the Guarantees shall be governed by, and construed in accordance with, the laws of the State of New York.

SECTION 3.4 Separability Clause. In case any provision in this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby and such provision shall be ineffective only to the extent of such invalidity, illegality or unenforceability.

SECTION 3.5 Ratification of Indenture; Supplemental Indentures Part of Indenture. Except as expressly amended hereby, the Indenture and the Notes are in all respects adopted, ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby. The Indenture and this Supplemental Indenture shall be read, taken and construed as one and the same instrument. The Trustee makes no representation or warranty as to the validity or sufficiency of this Supplemental Indenture or with respect to the recitals contained herein, all of which recitals are made solely by the other parties hereto.

SECTION 3.6 Counterparts. The parties hereto may sign one or more copies of this Supplemental Indenture in counterparts, each of which shall be an original and all of which together shall constitute one and the same agreement.

SECTION 3.7 Headings. The headings of the Articles and the sections in this Supplemental Indenture are for convenience of reference only and shall not be deemed to alter or affect the meaning or interpretation of any provisions hereof.

[Signatures pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.

TRUVEN HEALTH ANALYTICS INC.

By:	/s/ Mike Boswood
	Name:	Mike Boswood
	Title:	President and Chief Executive Officer

[Signature Page to the Second Supplemental Indenture]

TRUVEN HOLDING CORP.

By:	/s/ Mike Boswood
	Name:	Mike Boswood
	Title:	President and Chief Executive Officer

[Signature Page to the Second Supplemental Indenture]

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Trustee

By:	/s/ Lawrence M. Kusch
	Name:	Lawrence M. Kusch
	Title:	Vice President

[Signature Page to the Second Supplemental Indenture]